Exhibit 10.31

AMERICAN INTERNATIONAL GROUP, INC.
AMENDED AND RESTATED 2012 EXECUTIVE SEVERANCE PLAN

The Compensation and Management Resources Committee of the Board of Directors (the “Compensation Committee”) of American International Group, Inc., a Delaware corporation (the “Company”), has adopted this American International Group, Inc. 2012 Executive Severance Plan (the “Plan”), first effective as of December 4, 2012 (the “Initial Effective Date”), amended as of December 19, 2013, September 9, 2014, October 1, 2015 and July 1, 2016, and hereby amended and restated in its entirety as of February 16, 2021 (the “Effective Date”). Terms not defined herein have the meanings provided in the Glossary of Terms.

I.	Purpose

The Plan is maintained for the purpose of providing severance payments and benefits for a select group of management or highly compensated employees covered by the Plan whose employment is terminated under the circumstances set forth in the Plan.

II.	Term

The Plan took effect on the Initial Effective Date, and as hereby amended and restated shall be effective as of the Effective Date and continue until terminated by the Compensation Committee with twelve (12) months’ notice to Eligible Employees in accordance with Section VIII below.

III.	Eligibility

The employees eligible to participate in the Plan at any time (the “Eligible Employees”) shall be comprised of each employee who (1) is a full-time employee in grade level 27 or above, or who is a full-time employee and was in grade level 27 or above in the twelve (12) months immediately prior to the date of termination, at the time of the termination of his or her employment or (2) was eligible to participate in the American International Group, Inc. Amended and Restated Executive Severance Plan, first effective as of March 11, 2008 and as amended (the “Old Plan”) as of the Initial Effective Date (an “Old Plan Participant”). Notwithstanding the foregoing, if an employee has an employment agreement (or other agreement or arrangement) that provides for payment of severance in connection with a “Covered Termination” (as defined in Section IV below), the employee will not be an Eligible Employee; provided that payment of statutorily-required severance shall not prohibit an employee from being an Eligible Employee. Receipt of the Plan by an Old Plan Participant shall be deemed to constitute notice, delivered as of the Initial Effective Date, for the purpose of terminating the Old Plan under Section VIII of the Old Plan.

IV.	Severance

Subject to Section IV.F below, an Eligible Employee shall be entitled to receive the benefits described in this Section IV if he or she experiences a “Covered Termination;” provided that such benefits shall be modified as set forth in the appendices to the Plan to comply with local laws, bylaws, statutes, regulations, codes of practice or applicable guidance issued by a governmental department or regulatory authority (together referred to as “Local Law”) for any employee whose primary worksite is outside of the United States but is not classified as a Mobile Overseas Personnel; and provided, further, that any Eligible Employee who experiences a “Covered Termination” and is entitled to statutorily-required severance shall receive the greater of such statutorily-required severance and the benefits described in this Section IV or shall have his or her benefits described in this Section IV reduced by the statutorily-required severance paid to the Eligible Employee, as required by applicable law.

A “Covered Termination” shall mean:

(1)   For all Eligible Employees, a termination of service during the term of the Plan for any reason other than the Eligible Employee’s: (a) death; (b) Disability; (c) resignation (including any resignation that an Eligible Employee may assert was a constructive discharge); or (d) termination by the Company or its subsidiaries for Cause (for purposes of this Plan, the term subsidiaries shall be deemed to include both direct and indirect subsidiaries); and

(2)   Notwithstanding paragraph (1) above, for any Eligible Employees in grade level 27 or above, such Eligible Employee’s termination of service during the term of the Plan as a result of resignation from his or her employment for Good Reason.

A “CIC Covered Termination” shall mean a Covered Termination within twenty-four (24) months following a Change in Control.

Unless otherwise stated in the Plan, for purposes of an Eligible Employee’s employment under the Plan, “termination” of employment or service shall mean the date upon which the Eligible Employee ceases to perform his or her employment duties and responsibilities for the Company and/or each of its subsidiaries and, to the extent consistent with the foregoing, shall be the “last day worked/end work date” that is coded in the payroll system applicable to the Eligible Employee. Solely for purposes of this Plan, an Eligible Employee’s grade level shall be deemed to be the highest grade level at which the Eligible Employee was employed in the twelve (12) months immediately prior to his or her date of termination.

A.	Accrued Wages and Expense Reimbursements

If an Eligible Employee experiences a Covered Termination, the Eligible Employee shall receive: (1) accrued wages due through the date of termination in accordance with the Eligible Employee’s employer’s normal payroll practices; (2) reimbursement for any unreimbursed business expenses properly incurred by the Eligible Employee prior to the date of termination in accordance with Company policy (and for which the Eligible Employee has submitted proper documentation as may be required by the Company, with such documentation and each reimbursement to occur not later than one (1) year after the Eligible Employee’s date of termination); and (3) any accrued but unused vacation pay in a lump sum paid within two and one-half months after the end of the calendar year in which the Eligible Employee’s date of termination occurs (the “Termination Year”).

B.	Severance, Generally

Except as provided in Section IV.C below, in the event of a Covered Termination, an Eligible Employee shall be entitled to receive the following:

(1)          With respect to an Eligible Employee’s annual short-term incentive award (“STI Award”) under the American International Group, Inc. Short-Term Incentive Plan or its successor plan (the “STI Plan”), an Eligible Employee shall receive:

(a)           The “Prior Year Incentive” as calculated below.

(i)            If the date of termination is after the end of the applicable STI Plan performance year, but prior to the Threshold/First Payment Date with respect to an STI Award, an amount equal to the Eligible Employee’s STI Target for such performance year as adjusted for the actual performance of the Company and/or applicable business unit or function, as determined by the Chief Executive Officer of the Company (“CEO”) in his or her sole discretion (except that, with respect to Eligible Employees whom the CEO designates as being members of his or her executive leadership team (the “ELT”), such determination shall be made by the Compensation Committee in its sole discretion).

(x) For purposes of this section, Threshold/First Payment Date will mean (i) for Eligible Employees who have an STI Award that is entirely payable in the year following the STI Plan performance year, the date such STI Award is paid, and (ii) for Eligible Employees who have a portion of their STI Award designated as a “Deferred STI Award” such that a portion of such STI Award is to be paid two or more calendar years after the STI Plan performance year, the date the first payment of such STI Award is paid.

(y) For purposes of this section, an Eligible Employee’s STI Target will mean the target annual incentive amount assigned to such Eligible Employee for a performance year pursuant to the STI Plan.

(ii)           With respect to Eligible Employees who have a portion of their STI Award designated as a “Deferred STI Award,” if the date of termination is after the end of the STI Plan performance year and after the Threshold/First Payment Date for such STI Award, the amount of the Deferred STI Award portion not yet paid.

(iii)          In all events, such amounts will be paid at the same time as they are paid to similarly-situated active employees with similar STI Awards, and will be subject to the same deferral, clawback and repayment terms. For point of clarity, Prior Year Incentive payments to Eligible Employees covered under the AIG Clawback Policy, as may be amended from time to time, are subject to forfeiture and/or repayment to the extent provided for in such policy.

(b)           The “Pro Rata Incentive” for the Termination Year as calculated below.

(i)            Subject to paragraph (b)(ii) immediately below, for the Termination Year, a Pro Rated portion of an amount equal to (A) in the event of a Covered Termination other than a CIC Covered Termination, the Eligible Employee’s STI Target as adjusted for the actual performance of the Company and/or applicable business unit or function, as determined by the CEO in his or her sole discretion (except that, with respect to Eligible Employees whom the CEO classifies as being members of his or her ELT, such determination shall be made by the Compensation Committee in its sole discretion) (the “Performance Adjusted STI Target”), or (B) in the event of a CIC Covered Termination, the greater of the Eligible Employee’s STI Target and the Performance Adjusted STI Target.

(x) For purposes of this section, Pro Rated will mean a fraction the numerator of which is the number of full months in the Termination Year that the Eligible Employee was actively employed or on an approved leave of absence during which the Eligible Employee was receiving salary continuation from a Company payroll (a “Paid Leave of Absence”) and the denominator of which is twelve (12).

(y) If the Covered Termination occurs within twelve (12) months following a reduction in the Eligible Employee’s annual base salary and/or short-term incentive opportunity (other than a reduction resulting from a Board approved program generally applicable to similarly-situated employees), for purposes of this section, the STI Target shall be the greater of the Eligible Employee’s STI Target in effect on the date of the Covered Termination and the Eligible Employee’s STI Target in effect on the day immediately prior to such reduction.

(ii)          To the extent an Eligible Employee experiences a Covered Termination (other than a CIC Covered Termination) prior to April 1 of the Termination Year, no Pro Rata Incentive shall be paid (it being understood that to the extent an Eligible Employee experiences a CIC Covered Termination, the Eligible Employee will be entitled to the Pro Rata Incentive set forth in paragraph (b)(i)).

(iii)          All Pro Rata Incentive payments will be paid at the same time or times as they are paid to similarly situated active employees with similar STI Awards, and will be subject to the same deferral, clawback and repayment terms. For point of clarity, Pro Rata Incentive payments to Eligible Employees covered under the AIG Clawback Policy, as may be amended from time to time, are subject to forfeiture and/or repayment to the extent provided for in such policy.

(iv)          For avoidance of doubt, the terms STI Target and STI Award as used in this Section include any portion of an STI Target and STI Award designated as a Deferred STI Award (described above).

For the avoidance of doubt, in no event shall an Eligible Employee be entitled to a duplication of any amounts payable under this paragraph or paragraph (1) above and under the terms of the American International Group, Inc. Short-Term Incentive Plan as a result of his or her Covered Termination.

(2)          A lump sum cash payment equal to the product of: (a) a “Multiplier” (as defined below) times (b) the sum of

(i)  the greater of actual base salary earned by the Eligible Employee over the twelve (12) months immediately prior to the date of termination and the Eligible Employee’s annualized base salary rate as of the date of termination plus

(ii)  (A) in the event of a Covered Termination other than a CIC Covered Termination, the average of the Eligible Employee’s annual short-term incentive bonus actually paid for the three (3) most recently completed calendar years preceding the Termination Year for which annual short-term incentive bonuses had generally been paid, or (B) in the event of a CIC Covered Termination, the greater of (x) the Eligible Employee’s STI Target for the Termination Year, and (y) the average of the Eligible Employee’s annual short-term incentive bonus actually paid for the three (3) most recently completed calendar years preceding the Termination Year for which annual short-term incentive bonuses had generally been paid.

Such amount will be paid as soon as practicable following the Covered Termination but in no event later than sixty (60) days thereafter. In the event of any unanticipated circumstances that result in the Company, in its sole discretion, paying such amount later than sixty (60) days following the Covered Termination, in no event will such amount be paid later than March 15th of the year immediately following the Termination Year. Notwithstanding the foregoing, (x) if the Covered Termination occurs within twelve (12) months following a reduction in the Eligible Employee’s annual base salary and/or short-term incentive opportunity (other than a reduction resulting from a Board-approved program generally applicable to similarly-situated employees), the payment due under this paragraph (2) shall be calculated as if the Covered Termination occurred on the day immediately prior to such reduction (using the Eligible Employee’s grade level on the day immediately prior to such reduction for purposes of the Multiplier) and (y) if an Eligible Employee resigns for Good Reason after twelve (12) months but before twenty-four (24) months following the event giving rise to Good Reason, the amount described in clause (i) of this paragraph (2) shall be the greater of actual base salary earned by the Eligible Employee over the twelve (12) months immediately prior to the event giving rise to Good Reason and the Eligible Employee’s annualized base salary rate immediately prior to the event giving rise to Good Reason.

The “Multiplier” shall be as follows:

(1)  For an Eligible Employee in grade level 27 or 28: (a) 1 in the event of a Covered Termination; or (b) 1.5 in the event of a CIC Covered Termination; and

(2)  For an Eligible Employee in grade level 29 or above: (a) 1.5 in the event of a Covered Termination; or (b) 2 in the event of CIC Covered Termination.

(3)           For purposes of paragraph (1)(b) above, if no STI Target is established for an Eligible Employee for the Termination Year, in lieu of the STI Target, the Pro Rata Incentive shall be calculated using the average of the Eligible Employee’s annual short-term incentive bonuses paid with respect to the three (3) most recently completed calendar years preceding the Termination Year for which annual short-term incentive bonuses had generally been paid; provided that (x) if the Eligible Employee was not employed for all years that would otherwise be included in the average, the Eligible Employee’s STI Target with respect to the most recently completed calendar year preceding the Termination Year in which the Eligible Employee was employed shall be used and (y) if the Eligible Employee received no annual short-term incentive bonus for one of the years that would otherwise be included in the average as a result of an approved leave of absence, the Eligible Employee’s STI Target with respect to the most recently completed calendar year preceding the Termination Year in which such condition did not apply shall be used.

(4)           With respect to paragraph 2 above, (a) if the Eligible Employee was not employed for all years that would otherwise be included in the average, the average shall be computed based on each such year in which Eligible Employee was employed; (b) if the Eligible Employee earns or is awarded no short-term incentive bonus for one of the years that would otherwise be included in the average as a result of an approved leave of absence, the average shall be computed by using the three most recently completed calendar years preceding the calendar year of termination in which such condition did not apply; and (c) if an Eligible Employee was not employed long enough for the Eligible Employee’s first short-term incentive bonus to be paid, the Eligible Employee’s target short-term incentive bonus shall be used in lieu of the average described above.

C.	Severance for Old Plan Participants

(1)           If an Old Plan Participant experiences a Covered Termination, he or she shall receive (a) the Prior Year Incentive (if applicable), (b) the Pro Rata Incentive and (c) severance equal to (i) for an Old Plan Participant below grade level 27, the “Old Plan Benefit” (as defined below) or (ii) for an Old Plan Participant in grade level 27 or above, (x) the Old Plan Benefit plus (y) the difference, if any, between the amount provided in Section IV.B(2) and the “Old Plan Benefit” (the “New Plan Payment”).

(2)          The “Old Plan Benefit” shall be the sum of the following, divided by twelve (12), and then multiplied by the number of months in the “Severance Period” (as defined below) applicable to the Old Plan Participant:

(a)  Annual base salary as of the date of termination; plus

(b)  The average of the Old Plan Participant’s “Annual Cash Bonuses” (as defined below) awarded and paid with respect to the three most recently completed calendar years preceding the Termination Year (including any year in which the bonus was zero); provided that: (i) if the date of termination occurs during a calendar year before the time that Annual Cash Bonuses have generally been paid out to employees for the prior calendar year’s performance, the average shall be computed based on the second, third and fourth calendar years prior to the calendar year in which the termination occurs, (ii) if the Old Plan Participant was not employed for all years that would otherwise be included in the average, the average shall be computed based on each such year in which the Old Plan Participant was employed and (iii) if the Old Plan Participant earns or is awarded no bonus for one of the years that would otherwise be included in the average as a result of an approved leave of absence, the average shall be computed by using the three most recently completed calendar years preceding the Termination Year in which such condition did not apply. Solely for purposes of this Plan, “Annual Cash Bonus” means any performance based, year-end cash bonus or a cash bonus in lieu of a year-end cash bonus, and the amount of any Annual Cash Bonus awarded and paid shall include any amount of such bonus voluntarily deferred by the Old Plan Participant, as applicable.

(3)          The “Severance Period” shall be:

(a)  For each Old Plan Participant who is a Senior Vice President or higher of the Company as of January 1, 2014 (the “Transition Date”) (or, if earlier, the date of termination), twenty-four (24) months; and

(b)  For all other Old Plan Participants, one month per year of service with the Company up to a maximum of twelve (12) months, except that (i) no Old Plan Participant shall have a Severance Period of less than six (6) months regardless of years of service and (ii) any Old Plan Participant who was also eligible to receive benefits under the American International Group, Inc. Executive Severance Plan that was terminated as of June 26, 2008 (the “Initial Plan”) shall be entitled to a Severance Period that is no shorter than what would have been provided to such Old Plan Participant under the terms of the Initial Plan if such Old Plan Participant had been terminated on December 31, 2007. For the avoidance of doubt, the Severance Period for an Old Plan Participant who is a Senior Vice President solely of a subsidiary of the Company (and not of American International Group, Inc.) shall be determined under this paragraph IV.C(3)(b).

For Covered Terminations on or after the Transition Date, the Old Plan Benefit will be paid in a lump sum in accordance with the payment timing set forth in Section IV.B(2).

Any New Plan Payment will be paid in a lump sum in accordance with the payment timing set forth in Section IV.B(2) (provided that any Pro Rata Incentive will be paid in accordance with the payment timing set forth in Section IV.B(1)(b) and any Prior Year Incentive will be paid in accordance with the payment timing set forth in Section IV.B(1)(a)).

D.	Continued Health and Life Insurance Coverage and Participation in Retiree Health and Retiree Life for Eligible Employees

If an Eligible Employee experiences a Covered Termination, the Eligible Employee shall be entitled to continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), if applicable, for a period in accordance with the requirements under COBRA; provided, however, that the Eligible Employee shall be solely responsible for paying the full cost of the monthly premiums for such COBRA coverage; and provided, further, that such coverage shall not be provided if during such period the Eligible Employee is or becomes ineligible under the provisions of COBRA for continuing coverage. Any Eligible Employee who experiences a Covered Termination will receive one (1) year of additional service credit and credit for additional age solely for purposes of determining the Eligible Employee’s eligibility to participate in any Company retiree health plan and, if eligible, may choose to participate in any such plan as of his or her date of termination at the applicable rate or pay for COBRA coverage, if applicable. If such an Eligible Employee chooses to pay for COBRA coverage and retains such coverage for the full COBRA period, the Eligible Employee may participate in the applicable Company retiree health plan(s) following the COBRA period.

If an Eligible Employee experiences a Covered Termination, the Eligible Employee shall also be entitled to an additional lump-sum payment of forty thousand ($40,000) (the “Supplemental Health & Life Payment”). The Supplemental Health & Life Payment may, among other things, be payable towards COBRA healthcare and life insurance coverage after the Eligible Employee’s date of termination.

E.	Additional Non-qualified Pension Credits for Eligible Employees

If an Eligible Employee experiences a Covered Termination, the Eligible Employee will receive one (1) year of additional service credit and credit for additional age solely for purposes of determining vesting and eligibility for retirement (including early retirement) under the American International Group, Inc. Non-Qualified Retirement Income Plan (a plan that is not intended to be qualified under the provisions of Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”)) to the extent such Eligible Employee was participating immediately prior to his or her date of termination (the “Non-Qualified Pension Plan”); provided, however, in the event of a Change in Control, such Eligible Employee will fully vest in the Eligible Employee’s accrued benefit under the Non-Qualified Pension Plan upon the Change in Control in accordance with the terms of the Non-Qualified Pension Plan. Eligible Employees shall commence payments under the Non-Qualified Pension Plan in accordance with Section 409A of the Code and at the time specified in the applicable plan, determined as if “Qualified Plan Retirement Income” (as defined in the applicable plan) began to be paid immediately following the Eligible Employee’s date of termination.

F.	Limitations on Severance; Reductions of Severance

The amounts described in Subsections B through E of this Section IV (collectively referred to as “Severance”) are subject to the provisions set forth under Section V, as well as to the Eligible Employee’s continued compliance with any applicable release and/or restrictive covenant agreement (referred to generically as the “Release”) that the Company may require under other compensation arrangements, any applicable employment agreement or the release pursuant to Section VI below. Failure to execute or adhere to such a Release, or the revocation of such a Release, by the Eligible Employee shall result in a forfeiture of all Severance under the Plan. (For the avoidance of doubt, any Severance Installment or other Severance benefit due under the terms of the Plan shall be forfeited to the extent such payment would have otherwise been due but for the Eligible Employee’s failure to provide the Company with a duly executed and effective Release.) Nothing herein shall preclude the Company in its sole discretion from requiring the Eligible Employee to enter into other such releases or agreements as a condition to receiving Severance under the Plan.

G.	Code Section 409A

Payments under the Plan are intended to satisfy the “short-term deferral exception” under section 409A of the Code (“Code section 409A”).

The Plan Administrator (as defined in Section VII.A) will have full authority to give effect to the intent of this Section VI.G.

H.	Covenants and for “Cause” Terminations

Notwithstanding anything to the contrary in the Plan, (1) if at any time the Eligible Employee breaches any of the provisions of a Release, or revokes it, or (2) if within one (1) year after the last payment of Severance under the Plan, with respect to any Eligible Employee under the purview of the Compensation Committee, the Compensation Committee or, with respect to any other Eligible Employee, the Senior C&B Executive determines that grounds existed, on or prior to the date of termination of the Eligible Employee’s employment with the Company, including prior to the Effective Date, for the Company to terminate the Eligible Employee’s employment for “Cause”:

(a)  No further payments or benefits shall be due under this Section IV; and

(b)  The Eligible Employee shall be obligated to repay to the Company, immediately and in a cash lump sum, the amount of any Severance benefits (other than any amounts received by the Eligible Employee under Sections IV.D or IV.E) previously received by the Eligible Employee (which shall, for the avoidance of doubt, be calculated on a pre-tax basis); provided that the Eligible Employee shall in all events be entitled to receive accrued wages, expense reimbursement and accrued but unused vacation pay as set forth in Section IV.A above.

I.	No Rights

Other than as provided in this Section IV, an Eligible Employee shall have no rights to any compensation or any other benefits under the Plan. All other benefits, if any, due to the Eligible Employee following the date of termination shall be determined in accordance with the plans, policies and practices of the Company or any subsidiary of the Company in effect on the date of termination. Whether the Eligible Employee’s employment has terminated for purposes of any Company plan or arrangement shall be determined on the basis of the applicable terms of the plan or arrangement.

J.	Non U.S. Participants

To the extent the Local Laws of a country or non-U.S. jurisdiction in which an Eligible Employee works would prohibit any provision, feature or requirement of the Plan, or such Local Laws, an applicable collective bargaining of similar collective agreement, the determination of a court or other adjudicative body or an Eligible Employee’s contract of employment would require that the benefits provided under the Plan be duplicative of or in addition to other Company or subsidiary or employer provided or paid severance benefits or termination-related benefits to which such Eligible Employee is entitled, the CMRC hereby delegates to the Senior HR Attorney and the Senior C&B Executive, the responsibility to develop a written appendix to the Plan specific to such country or non-U.S. jurisdiction that addresses the problematic provision, feature or requirement while maintaining as much of the intent and goals of the Plan as possible and also complying with Local Laws. The Senior HR Attorney and Senior C&B Executive will share such appendix with all Eligible Employees in such country or non-U.S. jurisdiction, and will maintain an inventory of all such appendices. The Senior HR Attorney and the Senior C&B Executive shall periodically review such appendices to confirm that they remain permissible, enforceable, and in accordance with Local Law.

V.	No Duplication; No Mitigation

A.	No Duplication

The Plan is not intended to, and shall not result in any duplication of payments or benefits to any Eligible Employee. The Compensation Committee shall be authorized to interpret the Plan to give effect to the preceding sentence.

B.	No Mitigation

In order for an Eligible Employee to receive the Severance described in the Plan, the Eligible Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under the Plan, and there shall be no offset against any amounts due under the Plan on account of any remuneration attributable to any subsequent employment that the Eligible Employee may obtain.

C.	Certain Excise Taxes Associated with a Change of Control

In the event it is determined that any payment or benefit (within the meaning of Section 280G(B)(2) of the Code, to an Eligible Employee or for his or her benefit paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise in connection with, or arising out of, his employment (“Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Eligible Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the total Payments shall be reduced to the extent the payment of such amounts would cause the Eligible Employee’s total Payments to constitute an “excess parachute payment” under Section 280G of the Code and by reason of such excess parachute payment the Eligible Employee would be subject to an Excise Tax, but only if the after-tax value of the Payments calculated with the foregoing restriction exceed those calculated without the foregoing restriction. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to the Eligible Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two (2) or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. All determinations under this paragraph shall be made at the expense of the Company by a nationally recognized public accounting or consulting firm selected by the Company. Such determination shall be binding upon the Eligible Employee and the Company in the absence of manifest error. To the extent the terms of this paragraph conflict with the terms of an equity award granted pursuant to the Eligible Employee, this paragraph shall control.

VI.	Release and Restrictive Covenant Agreement

Subject to Sections IV.F and G above, the Company may require and condition payment of the Severance on the Eligible Employee’s execution of a Release in the form attached to the Plan as Exhibit A, as such Release may be modified by the Senior HR Attorney and the Senior C&B Executive or their designee(s); provided, however, that such Release must be executed within sixty (60) days after the date of termination; provided, further, that if the Local Laws of a country or non-U.S. jurisdiction in which an Eligible Employee works would not permit all or a portion of the Release to be structured or executed in the form attached hereto, the Senior HR Attorney and the Senior C&B Executive or their designee(s) shall have the discretion to create a release that incorporates as much of the Release as possible while also complying with such Local Laws.

VII.	Plan Administration

A.	Compensation Committee

The Plan shall be interpreted, administered and operated by the Compensation Committee, which shall have the complete authority, in its sole discretion, subject to the express provisions of the Plan, to interpret the Plan, adopt any rules and regulations for carrying out the Plan as may be appropriate and decide any and all matters and make any and all determinations arising under or otherwise necessary or advisable for the administration of the Plan. All interpretations and decisions by the Compensation Committee shall be final, conclusive and binding on all parties affected thereby, and shall supersede any decisions or actions by the “Claims Administrator” (as defined below). Notwithstanding the foregoing, the Compensation Committee shall have the right to delegate to any individual member of the Compensation Committee or to any executive of the Company any of the Compensation Committee’s authority under the Plan; provided, that no person shall act as Plan Administrator in any matter directly relating to his or her eligibility or amount of Severance under the Plan. The Compensation Committee and/or the member of the Compensation Committee or the executive of the Company delegated any authority under the Plan shall be referred to in the Plan as the “Plan Administrator.”

B.	Expenses and Liabilities

All expenses and liabilities that the Plan Administrator and the Claims Administrator incur in connection with the administration of the Plan shall be borne by the Company. The Plan Administrator and the Claims Administrator may employ attorneys, consultants, accountants, appraisers, brokers or other persons in connection with such administration, and the Plan Administrator, the Claims Administrator, the Company and the Company’s officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Compensation Committee or any executive delegated by the Compensation Committee as Plan Administrator, or the Claims Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Compensation Committee and any executive delegated by the Compensation Committee as the Plan Administrator and the Claims Administrator shall be fully protected by the Company in respect of any such action, determination or interpretation to the extent permitted by (a) the Company’s charter; (b) the Company’s bylaws and (c) applicable law.

VIII.	Termination and Amendment

A.	Termination

The Compensation Committee may terminate the Plan in accordance with Section II of the Plan, provided that no termination shall either occur on or within twenty-four (24) months after a Change in Control, or adversely affect the payments or benefits to which any Eligible Employee has become entitled by virtue of a Covered Termination occurring before the time of termination of the Plan. Any notice of termination shall be in accordance with Section VIII.C below.

B.	Amendment

The Compensation Committee may amend the Plan in any manner, provided that, in the event an amendment is determined by the Compensation Committee to be, in the aggregate, material and adverse to an Eligible Employee (taking into account any aspects of such amendments that are beneficial to the Eligible Employee), the Compensation Committee shall provide twelve (12) months’ notice to such Eligible Employee in accordance with Section VIII.C below (and no such change shall be effective before the second anniversary of the Effective Date); provided further that, in the event that a Plan amendment is adopted or effective on or within twenty-four (24) months following a Change in Control, then such amendment shall be invalid and ineffective with respect to each Eligible Employee, in the absence of his or her written consent, if the amendment is adverse to the Eligible Employee.

In addition, the Compensation Committee may, at any time, amend the Plan in any manner it determines in good faith is necessary or appropriate (1) to comply with applicable law or (2) to comply with Code section 409A. Any notice of amendment shall be in accordance with Section VIII.C below. For the avoidance of doubt, amendments under the preceding sentence may be material and adverse to Eligible Employees. In addition, if an employee was not an Eligible Employee because he or she had an employment agreement (or other agreement or arrangement) that contemplated payment of severance with respect to any termination, the Compensation Committee may amend the Plan to exclude such employee without notice to such employee (notwithstanding the expiration of such agreement or arrangement) if it determines that in good faith that such exclusion is necessary to comply with Code section 409A.

Notwithstanding the foregoing, the Compensation Committee’s rights and powers to amend the Plan shall be delegated to the Senior C&B Executive who shall have the right to amend the Plan with respect to (i) amendments required by relevant law, regulation or ruling, (ii) amendments that are not expected to have a material financial impact on the Company, (iii) amendments that can reasonably be characterized as technical or ministerial in nature, or (iv) amendments that have previously been approved in concept by the Compensation Committee. Notwithstanding the foregoing delegation, the Senior C&B Executive shall not have the power to make an amendment to the Plan that could reasonably be expected to result in a termination of the Plan or a change in the structure or the powers, duties or responsibilities of the Compensation Committee, unless such amendment is approved or ratified by the Compensation Committee.

C.	Notice of Termination or Amendment

The Company shall be deemed to have provided any notice required by this Section VIII if the Company makes a reasonable, good faith effort to email or otherwise contact all Eligible Employees. For the avoidance of doubt, notice shall be deemed to have been validly delivered to every Eligible Employee notwithstanding that certain individual Eligible Employees do not receive actual notice, if the Company makes reasonable, good faith efforts as provided in the preceding sentence.

IX.	Claims and Appeals Procedures

The following claim review and claim appeal procedures apply to all claims of any nature related to the Plan. For purposes of the Plan, the “Claims Administrator” is the Company’s most senior executive whose responsibility it is to oversee both the Corporate Compensation Department and the Corporate Benefits Department; provided however, if that aforementioned position is vacant, then the Company’s senior most executive whose responsibility it is to oversee all Human Resources matters of the Company on a global basis shall be the Claims Administrator and if both of the immediately aforementioned positions are vacant, then the CEO shall appoint an individual to be the Claims Administrator. The Claims Administrator, in his or her discretion, may delegate in writing the Claims Administrator responsibilities to a committee comprised of three individuals selected from among the human resources executives and human resources attorneys of the Company, who shall act as Claims Administrator.

A.	Initial Claim

To the extent that an Eligible Employee believes that he or she is entitled to a benefit under the Plan that such Eligible Employee has not received, such Eligible Employee may file a claim for benefits under the Plan, as provided in this Section IX of the Plan.

1.	Procedure for Filing a Claim

An Eligible Employee must submit a claim in writing on the appropriate claim form (or in such other manner acceptable to the Claims Administrator), along with any supporting comments, documents, records and other information, to the Claims Administrator in person or by messenger.

If an Eligible Employee fails to properly file a claim for a benefit under the Plan, the Eligible Employee shall be considered not to have exhausted all administrative remedies under the Plan, and shall not be able to bring any legal action for the benefit. Claims and appeals of denied claims may be pursued by an Eligible Employee, or if approved by the Claims Administrator, by an Eligible Employee’s authorized representative.

2.	Initial Claim Review

The Claims Administrator shall conduct the initial claim review. The Claims Administrator shall consider the applicable terms and provisions of the Plan and amendments to the Plan, and any information and evidence presented by the Eligible Employee and any other relevant information.

3.	Initial Benefit Determination

(a)	Timing of Notification on Initial Claim

The Claims Administrator shall notify an Eligible Employee about his or her claim within a reasonable period of time, but, in any event, within ninety (90) days after the Plan Administrator or Claims Administrator, as the case may be, receives the Eligible Employee’s claim, unless the Claims Administrator determines that special circumstances require an extension of time for processing the claim. If the Claims Administrator determines that an extension is needed, the Eligible Employee shall be notified before the end of the initial 90-day period. The notification shall say what special circumstances require an extension of time. The Eligible Employee shall be told the date by which the Claims Administrator expects to render the determination, which in any event shall be within ninety (90) days from the end of the initial 90-day period.

If such an extension is necessary because an Eligible Employee did not submit the information necessary to decide the claim, the time period in which the Plan Administrator is required to make a decision shall be frozen from the date on which the notification is sent to the Eligible Employee until the Eligible Employee responds to the request for additional information. If the Eligible Employee fails to provide the necessary information in a reasonable period of time, the Plan Administrator may, in its discretion, decide the Eligible Employee’s claim based on the information already provided.

(b)	Manner and Content of Notification of Denied Claim

In the event the Claims Administrator denies an Eligible Employee’s claim for benefits, the Claims Administrator shall provide an Eligible Employee with written or electronic notice of any denial, in accordance with applicable U.S. Department of Labor regulations. The notification shall include:

(i)  The specific reason or reasons for the denial;

(ii)  Reference to the specific provision(s) of the Plan on which the determination is based;

(iii)  A description of any additional material or information necessary for an Eligible Employee to revise the claim and an explanation of why such material or information is necessary; and

(iv)  A description of the Plan’s review procedures and the time limits applicable to such procedures.

4.	Claims Processing

In the event the Claims Administrator approves an Eligible Employee’s claim for benefits, the Claims Administrator shall provide the Release that the Eligible Employee must sign pursuant Section VI of the Plan, and shall coordinate with the applicable Company payroll department, the Company benefits department, and any other Company entity or counsel as necessary to implement the terms of Section IV of the Plan.

B.	Review of Initial Benefit Denial

1.	Procedure for Filing an Appeal of a Denial

Any appeal of a denial must be delivered to the Plan Administrator within sixty (60) days after an Eligible Employee receives notice of denial. Failure to appeal within the 60-day period shall be considered a failure to exhaust all administrative remedies under the Plan and shall make an Eligible Employee unable to bring a legal action to recover a benefit under the Plan. An Eligible Employee’s appeal must be in writing, using the appropriate form provided by the Plan Administrator (or in such other manner acceptable to the Plan Administrator). The request for an appeal must be filed with the Plan Administrator in person or by messenger, in either case, evidenced by written receipt or by first-class postage-paid mail and return receipt requested, to the Plan Administrator.

2.	Review Procedures for Denials

The Plan Administrator shall provide a review that takes into account all comments, documents, records and other information submitted by an Eligible Employee without regard to whether such information was submitted or considered in the initial benefit determination. An Eligible Employee shall have the opportunity to submit written comments, documents, records and other information relating to the claim and shall be provided, upon request and free of charge, reasonable access to and copies of all relevant documents.

3.	Timing of Notification of Benefit Determination on Review

The Plan Administrator shall notify an Eligible Employee of the Plan Administrator’s decision within a reasonable period of time, but in any event within sixty (60) days after the Plan Administrator receives the Eligible Employee’s request for review, unless the Plan Administrator determines that special circumstances require more time for processing the review of the adverse benefit determination.

If the Plan Administrator determines that an extension is required, the Plan Administrator shall tell an Eligible Employee in writing before the end of the initial 60-day period. The Plan Administrator shall tell the Eligible Employee the special circumstances that require an extension of time, and the date by which the Plan Administrator expects to render the determination on review, which in any event shall be within sixty (60) days from the end of the initial 60-day period.

If such an extension is necessary because an Eligible Employee did not submit the information necessary to decide the claim, the time period in which the Plan Administrator is required to make a decision shall be frozen from the date on which the notification is sent to the Eligible Employee until the Eligible Employee responds to the request for additional information. If the Eligible Employee fails to provide the necessary information in a reasonable period of time, the Plan Administrator may, in its discretion, decide the Eligible Employee’s claim based on the information already provided.

4.	Manner and Content of Notification of Benefit Determination on Review

The Plan Administrator shall provide a notice of the Plan’s benefit determination on review, in accordance with applicable U.S. Department of Labor regulations. If an Eligible Employee’s appeal is denied, the notification shall include:

(a)  The specific reason or reasons for the denial;

(b)  Reference to the specific provision(s) of the Plan on which the determination is based; and

(c)  A statement that the Eligible Employee is entitled to receive, upon request and free of charge, reasonable access to and copies of all relevant documents.

If an Eligible Employee’s appeal is approved, the Plan Administrator shall forward the claim to the Claims Administrator for processing in accordance with Section IX.A.4 above.

C.	Legal Action

An Eligible Employee cannot bring any action to recover any benefit under the Plan if the Eligible Employee does not file a valid claim for a benefit and seek timely review of a denial of that claim. Any court action by an Eligible Employee to enforce the Eligible Employee’s rights under the Plan following a Change in Control shall be subject to a de novo standard of review, and an Eligible Employee shall be reimbursed for reasonable attorneys’ fees and costs incurred in seeking to enforce his or her rights under the Plan to the extent he or she prevails as to the material issues in such dispute. The reimbursement of attorneys’ fees shall be made promptly following delivery of an invoice therefor.

X.	Withholding Taxes

The Company may withhold from any amounts payable under the Plan such federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

XI.	Miscellaneous

A.	No Effect on Other Benefits

Any Severance received by an Eligible Employee under the Plan shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or in the Plan. With respect to any benefit plan, program, policy or agreement that takes into account only base salary as relevant compensation, only the portion of such Severance that is payable on account of annual base salary as of the date of termination as calculated in Section IV.B(1) shall be taken into account for purposes of such benefit plan, program, policy or agreement.

B.	Unfunded Obligation

Any Severance and benefits provided under the Plan shall constitute an unfunded obligation of the Company. Severance and other benefits paid under the Plan will be made, when due, entirely by the Company from its general assets. The Plan shall constitute solely an unsecured promise by the Company to provide Severance to Eligible Employees to the extent provided herein. For the avoidance of doubt, any pension, health or life insurance benefits to which an Eligible Employee may be entitled under the Plan shall be provided under other applicable employee benefit plans of the Company. The Plan does not provide the substantive benefits under such other employee benefit plans, and nothing in the Plan shall restrict the Company’s ability to amend, modify or terminate such other employee benefit plans.

C.	Employment Status

The Plan does not create an employment relationship between any Eligible Employee and the Company or any of its subsidiaries. The Plan is not a contract of employment, is not part of a contract of employment (unless such contract explicitly incorporates the Plan into such contract), does not guarantee the Eligible Employee employment for any specified period and does not limit the right of the Company or any subsidiary of the Company to terminate the employment of the Eligible Employee at any time for any reason or no reason or to change the status of any Eligible Employee’s employment or to change any employment policies.

D.	Section Headings

The section headings contained in the Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of the Plan.

E.	Governing Law

It is intended that the Plan be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) maintained for the purpose of providing benefits for a select group of management or highly compensated employees, and the Plan shall be administered in a manner consistent with such intent. The Plan Administrator shall provide any documents relating to the Plan to the Secretary of the U.S. Department of Labor upon request. The Plan and all rights under the Plan shall be governed and construed in accordance with ERISA, and, to the extent not preempted by federal law, with the laws of the State of New York. The Plan shall also be subject to all applicable non-U.S. laws as to Eligible Employees located outside of the United States.

In the event that any provision of the Plan is not permitted by the Local Laws, of a country or jurisdiction in which an Eligible Employee works, such Local Law shall supersede or modify (as applicable) that provision of the Plan with respect to that Eligible Employee.

F.	Assignment

The Plan shall inure to the benefit of and shall be enforceable by an Eligible Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an Eligible Employee should die while any amount is still payable to the Eligible Employee under the Plan had the Eligible Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan, or as determined by the Compensation Committee, to the Eligible Employee’s estate. An Eligible Employee’s rights under the Plan shall not otherwise be transferable or subject to lien or attachment.

Glossary of Terms

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) the Eligible Employee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (ii) the Eligible Employee’s engagement in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act); (iii) the Eligible Employee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its subsidiaries or affiliates is a member; or (iv) the Eligible Employee’s material violation of the Company’s codes or conduct or any other Company policy as in effect from time to time. The Determination as to whether Cause has occurred shall be made by the Compensation Committee, with respect to any Eligible Employee under the purview of the Compensation Committee, or the Senior C&B Executive, with respect to any other Eligible Employee, in each case, in its or his or her sole discretion. The Compensation Committee or Senior C&B Executive, as applicable, shall also have the authority in his or her sole discretion to waive the consequences of the existence or occurrence of any of the events, acts or omissions constituting Cause.

“Change in Control” shall mean the occurrence of any of the following events:

(i) Individuals who, on February 16, 2021, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) Any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (2) shall not be deemed to be a Change in Control by virtue of an acquisition of Company Voting Securities:  (A) by the Company or any subsidiary of the Company (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company or (C) by any underwriter temporarily holding securities pursuant to an offering of such securities;

(iii) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Business Combination”) that results in any person (other than the United States Department of Treasury) becoming the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the entity resulting from such Business Combination;

(iv) The consummation of a sale of all or substantially all of the Company’s assets (other than to an affiliate of the Company); or

(v) The Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because (A) any person holds or acquires beneficial ownership of more than fifty percent (50%) of the Company Voting Securities as a result of a “Company share repurchase program” or other acquisition of Company Voting Securities by the Company which reduces the total number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increase the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur or (B) the consummation of a sale of all or substantially all (or a subset) of the assets and/or operations of the Life and Retirement business (or any similar transaction).

“Disability” shall mean a period of medically determined physical or mental impairment that is expected to result in death or last for a period of not less than twelve (12) months during which the Eligible Employee qualifies for income replacement benefits under the Eligible Employee’s employer’s long-term disability plan for at least three (3) months, or, if the Eligible Employee does not participate in such a plan, a period of disability during which the Eligible Employee is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

“Good Reason” shall mean, without an Eligible Employee’s written consent, a reduction of more than twenty percent (20%) in the Eligible Employee’s annual target direct compensation (including annual base salary, short-term incentive opportunity and long-term incentive opportunity); provided that such reduction will not constitute Good Reason if it results from a Board-approved program generally applicable to similarly-situated employees; provided, further, that in the event of CIC Covered Termination, Good Reason shall also mean (i) a material diminution in the Eligible Employee’s authority, duties or responsibilities, provided that a change in the Eligible Employee’s reporting relationship will not constitute Good Reason unless it affects an Eligible Employee whom the Company has classified as an executive vice president or above; or (ii) a relocation of the office at which the Eligible Employee performs his or her services to a location that increases his or her one-way commute by more than fifty (50) miles. Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless (a) the Eligible Employee gives written notice to the Company of termination of employment within thirty (30) days after the Eligible Employee first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason, and (b) the Eligible Employee’s “separation from service” (within the meaning of Code section 409A) occurs no later than two (2) years following the initial existence of the circumstances giving rise to Good Reason.

“Senior C&B Executive” means the Company’s most senior executive whose responsibility it is to oversee both the Corporate Compensation Department and the Corporate Benefits Department. In the event that no individual holds such position, “Senior C&B Executive” will instead refer to the Company’s most senior executive whose responsibility it is to oversee the global Human Resources Department.

“Senior HR Attorney” means the Company’s most senior attorney whose responsibility it is to oversee Human Resource/employment matters.

Exhibit A

AMERICAN INTERNATIONAL GROUP, INC.
RELEASE AND RESTRICTIVE COVENANT AGREEMENT

This Release and Restrictive Covenant Agreement (the “Agreement”) is entered into by and between _________________________ (the “Employee”) and American International Group, Inc., a Delaware Corporation (the “Company”).

Each term defined in the American International Group, Inc. 2012 Executive Severance Plan (the “Plan”) has the same meaning when used in this Agreement.

I.	Termination of Employment

The Employee’s employment with the Company and each of its subsidiaries and controlled affiliates (collectively “AIG”) shall terminate on _______________ (the “Termination Date”) and, as of that date, the Employee shall cease performing the Employee’s employment duties and responsibilities for AIG and shall no longer report to work for AIG. For purposes of this Agreement, the term “controlled affiliates” means an entity of which the Company directly or indirectly owns or controls a majority of the voting shares.

II.	Severance

[Non Grandfathered (Newly Eligible) Participants]

[The Employee shall receive a lump sum severance payment, calculated in accordance with Section IV.B(2) of the Plan, in the gross amount of $_______________, less applicable tax withholdings paid out in a lump sum as soon as practicable following the [FOR EMPLOYEES 40 AND OLDER, the date this Agreement becomes effective,] [FOR EMPLOYEES UNDER 40, date the Agreement is fully executed], but in no event later than March 15th of the year immediately following the Termination Year in accordance with Section IV.B(2) of the Plan.

[Grandfathered, Old Plan Participants]

The Employee shall receive a lump sum severance payment, calculated in accordance with Section IV.C of the Plan, in the gross amount of $_______________, less applicable tax withholdings paid out in a lump sum as soon as practicable following [FOR EMPLOYEES 40 AND OLDER, the date this Agreement becomes effective,] [FOR EMPLOYEES UNDER 40, date the Agreement is fully executed] in accordance with Section IV.B(2) of the Plan), but in no event later than March 15th of the year immediately following the Termination Year.

[For both Grandfathered and Non-Grandfathered Participants]

To the extent payable under Section IV.B(1)(b) of the Plan, for the Termination Year, the Employee shall also receive a prorated annual short-term incentive bonus for the Termination Year calculated and paid in accordance with, Section IV.B(1)(b) of the Plan. If terminated prior to the date that the annual short-term incentive bonus for the year preceding the Termination Year is paid to similarly situated employees, the Employee shall also receive a lump sum cash payment or payments equal to the Employee’s annual short-term incentive bonus for the Prior Year calculated and paid in accordance with the payment timing set forth in, Section IV.B(1)(a) of the Plan.]

Any bonus or incentive compensation paid to Employee [who is grade 27 or above or who is a recipient of an award under the American International Group, Inc. Long Term Incentive Plan or subsequent similar plans], is subject to the AIG Clawback Policy, as it may be amended from time to time.

The Employee shall also be entitled to a Supplemental Health and Life Payment of forty thousand ($40,000) which may, among other things, be used to pay for COBRA and life insurance coverage after the Termination Date. The Employee shall also be paid accrued wages, reimbursed expenses, and ________ days of accrued, unused paid time off (“PTO”) as of the Termination Date. The Employee shall not accrue any PTO after the Termination Date.

III.	Other Benefits

Nothing in this Agreement modifies or affects any of the terms of any benefit plans or programs (defined as medical, life, pension and 401(k) plans or programs and including, without limitation, the Company’s right to alter the terms of such plans or programs). No further deductions or employer matching contributions shall be made on behalf of the Employee to the American International Group, Inc. Incentive Savings Plan (“ISP”) as of the last day of the pay period in which the Termination Date occurs.

The Employee shall no longer participate in or be eligible for coverage under the Company’s Short-Term and Long-Term Disability programs, and the ISP. After the Termination Date, the Employee may decide, under the ISP, whether to elect a rollover or distribution of the Employee’s account balance or to keep the account balance in the ISP.

As set forth in Section IV.D of the Plan, the Employee shall be entitled to continued health insurance coverage under COBRA for a period in accordance with the requirements under COBRA unless the Employee is or becomes ineligible under the provisions of COBRA for continuing coverage. The Employee shall be solely responsible for paying the full cost of the monthly premiums for COBRA coverage. In addition, the Employee shall be entitled to one (1) year of additional service credit and credit for additional age solely for purposes of determining the Employee’s eligibility to participate in any Company Retiree Medical program and, if eligible, may choose to participate in such Company Retiree Medical program as of the Termination Date at the applicable rate or pay for COBRA coverage. If the Employee chooses to pay for COBRA coverage and retains such coverage for the full COBRA period, the Employee may participate in the Company Retiree Medical program following the COBRA period.

As set forth in Section IV.E of the Plan, to the extent the Employee has an accrued benefit under the American International Group, Inc. Non-Qualified Retirement Income Plan (the “Non-Qualified Plan”), the Employee shall be entitled to one (1) year of additional service credit and credit for additional age solely for purposes of determining vesting and eligibility for retirement (including early retirement) under the Non-Qualified Plan; provided, however, if an Employee with an accrued benefit under the Non-Qualified Plan experiences a Covered Termination following a Change in Control, the Employee shall be entitled to the Non-Qualified Plan benefit specified in the Non-Qualified Plan. To the extent that the Employee has a vested benefit under the Non-Qualified Plan, any payments under the Non-Qualified Plan shall commence at the time specified in the Non-Qualified Plan, and shall be calculated as if “Qualified Plan Retirement Income” (as defined in the Non-Qualified Plan) began to be paid immediately following the Termination Date.1

1 If the Employee is a Specified Employee under Section 409A of the Code, any such payments will commence as soon as administratively practicable after six (6) months following the Termination Date. As such time, the portion the Employee’s Non-Qualified Plan accrued benefit payable in the form of a lump sum will be paid in full, plus the Employee will receive an amount equal to the interest at an annual rate of five percent (5%) on such lump sum for the six-month period. With respect to the portion of the Employee’s Non-Qualified Plan accrued benefit payable in the form of an annuity, the first payment after the six month period will include an amount equal to the monthly annuity payments that the Employee would otherwise have received during the six-month period had the Employee’s payments not be delayed for six (6) months, retroactive to the first of the month after the Termination Date, plus interest on the delayed payments at an annual rate of five percent (5%).

Except as set forth in this Agreement and Sections IV.D and E of the Plan there are no other payments or benefits due to the Employee from the Company. The Employee acknowledges and agrees that the Company has made no representations to the Employee as to the applicability of Code section 409A to any of the payments or benefits provided to the Employee pursuant to the Plan or this Agreement.]

IV.	Release of Claims

In consideration of the payments and benefits described in Section IV of the Plan and Section II and III of this Agreement, to which the Employee agrees the Employee is not entitled until and unless the Employee executes this Agreement, the Employee, for and on behalf of the Employee and the Employee’s heirs and assigns, subject to the following two sentences hereof, agrees to all the terms and conditions of this Agreement and hereby waives and releases any common law, statutory or other complaints, claims, or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Employee ever had, now has or may have against AIG and its shareholders (other than C.V. Starr & Co., Inc. and Starr International Company, Inc.), successors, assigns, directors, officers, partners, members, employees, agents benefit plans, or the Plan (collectively, the “Releasees”), arising on or before the date of the Employee’s execution of this Agreement, including, without limitation, any complaint, or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, [ the New Jersey Conscientious Employee Protection Act/ the District of Columbia Human Rights Act/the West Virginia Rights Act/ the Massachusetts Wage Act, (M.G.L. ch. 149 §§ 148, et seq.), the Massachusetts Fair Employment Practices Act (M.G.L. ch. 151B § 1, et seq.), Massachusetts Civil Rights Act (M.G.L. ch. 12 §§ 11H and 11I), the Massachusetts Equal Rights Act (M.G.L. ch. 93 §102, and M.G.L. ch. 214 § 1C), the Massachusetts Labor and Industries Act (M.G.L. ch. 149 § 1, et seq.), the Massachusetts Privacy Act (M.G.L. ch. 214 §§ 1B)], all as amended; and all other federal, state, local and foreign laws and regulations. By signing this Agreement, the Employee acknowledges that the Employee intends to waive and release any rights known or unknown that the Employee may have against the Releasees under these and any other laws; provided that the Employee does not waive or release claims with respect to the right to enforce the Employee’s rights under this Agreement or with respect to any rights to indemnification under the Company’s Charter and by-laws (the “Unreleased Claims”). Nothing herein modifies or affects any vested rights that Employee many have under any applicable retirement plan, 401(k) plan, incentive plan or deferred compensation plan; nor does this Agreement confer any rights with respect to such plans, which are governed by the terms of the respective plans (and any agreements under such plans).

[For California Employees Only]

All Existing Claims Waived. Employee acknowledges that Employee may hereafter discover claims in addition to or different from those which Employee now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this Release, may have materially affected Employee’s decision to execute this Release. Employee hereby waives such claims. This is an express waiver of California Civil Code § 1542, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if know by him or her must have materially affected his or settlement with the debtor.”

V.	Proceedings

The Employee acknowledges that the Employee has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). The Employee represents that the Employee is not aware of any basis on which such a Proceeding could reasonably be instituted. By signing this Agreement the Employee:

(a) Acknowledges that the Employee shall not initiate or cause to be initiated on his or her behalf any Proceeding and shall not participate in any Proceeding, in each case, except as set forth below or as required by law; and

(b) Waives any right to recover monetary damages or other individual relief arising out of any Proceeding.

Notwithstanding the above, nothing in Section V of this Agreement shall:

(x) limit or affect the Employee’s right to challenge the validity of the Employee’s release set forth in Section V above under the ADEA, or the Older Workers Benefit Protection Act;

(y) prevent the Employee from filing a charge or complaint with, or participating in any investigation or proceeding conducted by the EEOC, the National Labor Relations Board or other federal, state or local governmental or regulatory agencies.

VI.	Time to Consider

The payments and benefits payable to the Employee under this Agreement include consideration provided to the Employee over and above anything of value to which the Employee already is entitled. The Employee acknowledges that the Employee has been advised that the Employee has [for Employee over forty (40) and part of a reduction in force impacting more than one employee forty-five (45), and for all others twenty-one (21)] days from the date of the Employee’s receipt of this Agreement to consider all the provisions of this Agreement.

THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EMPLOYEE IS GIVING UP CERTAIN RIGHTS WHICH THE EMPLOYEE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION IV OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND THE EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

VII.	Revocation [for Employees age forty (40) and over]

The Employee hereby acknowledges and understands that the Employee shall have seven (7) days from the date of the Employee’s execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) by providing written notice of revocation delivered to the Chief HR/Employment Counsel of the Company no later than 5:00 p.m. on the seventh day after the Employee has signed the Agreement. Neither the Company nor any other person is obligated to provide any benefits to the Employee pursuant to Section IV of the Plan or this Agreement until eight (8) days have passed since the Employee’s signing of this Agreement without the Employee having revoked this Agreement. If the Employee revokes this Agreement pursuant to this Section, the Employee shall be deemed not to have accepted the terms of this Agreement, and no action shall be required of AIG under any section of this Agreement. This Agreement will not become effective and enforceable until the eighth day after Employee’s signature (if not revoked pursuant to the terms of this paragraph).

VIII.	No Admission

This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Employee or AIG.

IX.	Restrictive Covenants

A.	Non-Solicitation/Non-Competition

The Employee acknowledges and recognizes the highly competitive nature of the businesses of AIG and accordingly agrees as follows:

1. During the period commencing on the Employee’s Termination Date and ending on the one year anniversary of such date (the “Restricted Period”), the Employee shall not, directly or indirectly, regardless of who initiates the communication, solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to any employee, consultant, registered representative, or agent of AIG to terminate his or her employment or other relationship with AIG or to leave its employee or other relationship with AIG for any engagement in any capacity or for any other person or entity, without AIG’s written consent.

2. During the period commencing on the Employee’s Termination Date and ending on the six-month anniversary of such date, the Employee shall not, directly or indirectly:

(a) Engage in any “Competitive Business” (defined below) for the Employee’s own account;

(b) Enter the employ of, or render any services to, any person engaged in any Competitive Business;

(c) Acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(d) Interfere with business relationships between AIG and customers or suppliers of, or consultants to AIG.

3. For purposes of this Section IX, a “Competitive Business” means, as of any date, including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the following activities in any geographical area in which AIG does such business:

(a) The property and casualty insurance business, including commercial insurance, business insurance, personal insurance and specialty insurance;

(b) The life and accident and health insurance business;

(c) The underwriting, reinsurance, marketing or sale of (y) any form of insurance of any kind that AIG as of such date does, or proposes to, underwrite, reinsure, market or sell (any such form of insurance, an “AIG Insurance Product”), or (z) any other form of insurance that is marketed or sold in competition with any AIG Insurance Product;

(d) The investment and financial services business, including retirement services and mutual fund or brokerage services; or

(e) Any other business that as of such date is a direct and material competitor of one of AIG’s businesses.

4. Notwithstanding anything to the contrary in this Agreement, the Employee may directly or indirectly, own, solely as an investment, securities of any person engaged in the business of AIG which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Employee (a) is not a controlling person of, or a member of a group which controls, such person and (b) does not, directly or indirectly, own one percent or more of any class of securities of such person.

5. The Employee understands that the provisions of this Section IX.A may limit the Employee’s ability to earn a livelihood in a business similar to the business of AIG but the Employee nevertheless agrees and hereby acknowledges that:

(a) Such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of AIG;

(b) Such provisions contain reasonable limitations as to time and scope of activity to be restrained;

(c) Such provisions are not harmful to the general public; and

(d) Such provisions are not unduly burdensome to the Employee. In consideration of the foregoing and in light of the Employee’s education, skills and abilities, the Employee agrees that he shall not assert that, and it should not be considered that, any provisions of Section IX.A otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

6. It is expressly understood and agreed that, although the Employee and the Company consider the restrictions contained in this Section IX.A to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section IX.A or elsewhere in this Agreement is an unenforceable restriction against the Employee, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

B.	Nondisparagement

The Employee agrees (whether during or after the Employee’s employment with AIG) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Releasees. Nothing herein shall prevent Employee from making or publishing truthful statements (a) when required by law, subpoena, or court order, (b) in the course of any legal, arbitral, or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization or (d) in connection with any investigation by AIG or (e) where a prohibition or limitation on such communication is unlawful. Nothing in this paragraph limits the Employee’s rights identified in section X.D. of this Agreement.

C.	Code of Conduct

The Employee agrees to abide by all of the terms of the Company’s Code of Conduct or the Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics that continue to apply after termination of employment.

D.	Confidentiality/Company Property

The Employee acknowledges that the disclosure of this Agreement or any of the terms hereof could prejudice AIG and would be detrimental to AIG’s continuing relationship with its employees. Accordingly, the Employee agrees not to discuss or divulge either the existence or contents of this Agreement (except, if required, Employee many disclose the contents of Section IX.A only, in connection with prospective employment) to anyone other than the Employee’s immediate family, attorneys, tax and financial advisors, governmental authorities or as may be legally required, and further agrees to use the Employee’s best efforts to ensure that none of Employee’s immediate family, attorneys, or tax and financial advisors will reveal its existence or contents to anyone else. The Employee shall not, without the prior written consent of AIG, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below), or any “Personal Information” (as defined below); provided that the Employee may disclose Confidential Information, or Personal Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of AIG, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information; provided, further, that in the event that the Employee is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, the Employee shall (if permitted to do so by applicable law):

(a) Promptly notify AIG of such order;

(b) At the written request of AIG, diligently contest such order at the sole expense of AIG; and

(c) At the written request of AIG, seek to obtain, at the sole expense of AIG, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

Nothing herein shall prevent Employee from making or publishing any truthful statement without prior notice to the Company to any governmental authority, regulatory agency or self-regulatory organization, or in connection with any investigation by the Company, or where a prohibition or limitation on such disclosures is unlawful.

Upon the Termination Date the Employee shall return AIG property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information. For purposes of this Section IX.D:

“Confidential Information” means an item of information or a compilation of information in any form (tangible or intangible), related to AIG’s business that AIG has not made public or authorized public disclosure of, and that is not generally known to the public through proper means. Confidential Information includes, but is not limited to: (a) business plans and analysis, customer and prospective customer lists, personnel, staffing and compensation information, marketing plans and strategies, research and development data, financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets; and (b) information about the business affairs of third parties (including, but not limited to, customers and prospective customers) that such third parties provide to Company in confidence.

“Personal Information” shall mean any information concerning the personal, social or business activities of the officers or directors of the Company.

E.	Developments

Developments shall be the sole and exclusive property of AIG. The Employee agrees to, and hereby does, assign to AIG, without any further consideration, all of the Employee’s right, title and interest throughout the world in and to all Developments. The Employee agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that AIG is the author of such Developments and owns all of the rights comprised in the copyright of such Developments. The Employee hereby assigns to AIG without any further consideration all of the rights comprised in the copyright and other proprietary rights the Employee may have in any such Development to the extent that it might not be considered a work made for hire. The Employee shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

“Developments” shall mean all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Employee alone or with others, and in any way relating to the business or any proposed business of AIG of which the Employee has been made aware, or the products or services of AIG of which the Employee has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Employee’s employment with AIG.

F.	Cooperation

The Employee agrees (whether during or after the Employee’s employment with AIG) that, if served with a subpoena or order that would compel Employee to testify or respond to any regulatory inquiry, investigation, administrative proceeding or judicial proceeding regarding or in any way relating to the Releasees, including but not limited to any proceeding before or investigation by the EEOC concerning Employee’s employment with the Company, to send immediately (but in no event later than three (3) business days after Employee has been so served or notified) a written notification, and provide a copy of the subpoena or order, by overnight mail to General Counsel, American International Group, Inc., 80 Pine Street, 13th Floor, New York, New York 10005, or effective as of May 1, 2021, 1271 Avenue of the Americas, 11th Floor, New York, NY 10020. The Employee further agrees (whether during or after the Employee’s employment with AIG) to cooperate with AIG in connection with any litigation or legal proceeding or investigatory or regulatory matters in which the Employee may have relevant knowledge or information, and

This cooperation shall include, without limitation, the following:

(a) To meet and confer, at a time mutually convenient to the Employee and AIG, with AIG’s designated in-house or outside attorneys for purposes of assisting with any litigation or legal proceeding or any investigatory or regulatory matters, including answering questions, explaining factual situations, preparing to testify, or appearing for interview, deposition or trial testimony without the need for the Company to serve a subpoena for such appearance and testimony; and

(b) To give truthful sworn statements to AIG’s attorneys upon their request and, for purposes of any deposition or other testimony in any litigation or legal proceeding or any investigatory or regulatory matters, to adopt AIG’s attorneys as the Employee’s own (provided that there is no conflict of interest that would disqualify the attorneys from representing the Employee), and to accept their instructions at deposition.

The Company agrees to reimburse the Employee for reasonable out-of-pocket expenses necessarily incurred by the Employee in connection with the cooperation set forth in this paragraph. For the avoidance of doubt, reasonable out-of-pocket expenses do not include any attorneys’ fees and expenses incurred by the Employee in connection with the cooperation set forth in this paragraph. Any such legal fees and costs for the retention of separate counsel, including issues of advancement and indemnification, are separately governed by the applicable AIG Company by-laws.

X.	Enforcement and Clawback

If (a) at any time the Employee breaches Sections V, IX.B, and IX.D of this Agreement; (b) within one (1) year of the expiration of any restrictive covenant described in Sections IX.A, of this Agreement, AIG determines that the Employee materially breached such restrictive covenant; or (c) within one (1) year of the last payment date for any Severance benefit due under the terms of the Plan, AIG determines that grounds existed, on or prior to the Termination Date, including prior to the Effective Date of the Plan, for AIG to terminate the Employee’s employment for Cause, then: (x) no further payments or benefits shall be due to the Employee under this Agreement and/or the Plan; and (y) the Employee shall be obligated to repay to AIG, immediately and in a cash lump sum, the amount of any Severance benefits (other than any amounts received by the Employee under Section IV.D through F of the Plan) previously received by the Employee under this Agreement and/or the Plan (which shall, for the avoidance of doubt, be calculated on a pre-tax basis); provided that the Employee shall in all events be entitled to receive accrued wages and expense reimbursement and accrued but unused vacation pay as set forth in Section IV.A of the Plan.

The Employee acknowledges and agrees that AIG’s remedies at law for a breach or threatened breach of any of the provisions of Sections IX.A, B, D and E of this Agreement would be inadequate, and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, AIG, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, AIG shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Employee pursuant to Section IV of the Plan upon a determination by the “Plan Administrator” (as defined in the Plan) that the Employee has violated any provision of Section IX of this Agreement, subject to payment of all such amounts upon a final determination, by a court of competent jurisdiction, that the Employee had not violated Section IX of this Agreement.

XI.	Resignation From Board of Directors

The Employee will resign from his/her directorship of the Company and each of its subsidiaries and affiliates (and all other directorships, offices, and trusteeships, held in connection with his/her employment) by signing, dating and returning a letter in the form attached to this Agreement at Schedule 1 to Chief HR/Employment Counsel of the Company, American International Group, Inc., 80 Pine Street, Floor 13, New York, NY 10005, or effective as of May 1, 2021, 1271 Avenue of the Americas, 11th Floor, New York, NY 10020, and undertakes to execute all further documents and do such further things as are necessary in order to give full effect to such resignations. The Employee acknowledges and agrees that the Severance benefit set forth in Section II and the Supplemental Health & Life Payment set forth in Section IV of this Agreement is contingent upon Employee executing and returning such resignation letter.

XII.	Inquiries From Prospective Employers

Employee agrees that Employee will direct any inquiries from prospective employers to The Work Number, at www.theworknumber.com, and the Company agrees that, in response to any such inquiries, The Work Number will only provide information regarding the dates of Employee’s employment and last job title, and shall inform the inquirer that it is company policy to provide only that information regarding former employees. Employee will need to provide Employee’s Social Security Number and the AIG Employer Code (AIG-12573) to facilitate these inquiries.

XIII.	General Provisions

A.	No Waiver; Severability

A failure of the Company or any of the Releasees to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding upon the Employee and the Releasees.

B.	Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY THE EMPLOYEE RETIREMENT INCOME SECURITY OF 1974, AS AMENDED (“ERISA”). TO THE EXTENT ERISA AND OTHER U.S. FEDERAL LAW DOES NOT APPLY, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK. THE EMPLOYEE CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS IN NEW YORK.

C.	Entire Agreement/Counterparts

This Agreement constitutes the entire understanding and agreement between the Company and the Employee with regard to all matters herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing, signed by the parties hereto. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be returned via mail or email. An electronically transmitted signature shall be treated as an original signature for all purposes.

D.	Notice

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered: (a) personally; (b) by overnight courier service; (c) by facsimile transmission; or (d) by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith; provided that notice of change of address shall be effective only upon receipt. Notices shall be deemed given as follows: (x) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (y) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (z) notices sent by United States registered mail shall be deemed given two (2) days after the date of deposit in the United States mail.

If to the Employee, to the address as shall most currently appear on the records of the Company.

If to the Company, to:

American International Group, Inc.
80 Pine Street, 13th Floor
New York, NY 10005
Fax: 877-481-4969
Attn: Chief HR/Employment Counsel

Effective May 1, 2021:

American International Group, Inc.1271 Avenue of the Americas, 11th Floor,

New York, NY 10020

Fax: 877-481-4969
Attn: Chief HR/Employment Counsel

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

EMPLOYEE

By:
Name: Date:
Title:

AMERICAN INTERNATIONAL GROUP, INC.

By: